INVESTMENT MANAGEMENT AGREEMENT
This Agreement is made by and between HL Investment Advisors, LLC, a Connecticut limited liability company (the "Adviser"), and Hartford HLS Series Fund II, Inc. a corporation organized under the laws of the State of Maryland (the "Company"), on its own behalf and on behalf of each of its series listed on Schedule A hereto, as it may be amended from time to time (each, a "Portfolio" and, collectively, the "Portfolios").

WHEREAS, the Adviser has agreed to furnish investment advisory services to the Company, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and each Portfolio; and

WHEREAS, the Company and the Adviser wish to enter into this Agreement setting forth the investment advisory services to be performed by the Adviser for the Company and each Portfolio, and the terms and conditions under which such services will be performed; and

 WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and HIFSCO is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

 1. General Provision

The Company hereby employs the Adviser and the Adviser hereby undertakes to act as the investment manager of the Company and to each Portfolio and to perform for the Company such other duties and functions as are hereinafter set forth and such other duties as may be necessary or appropriate in connection with its services as investment manager.  The Adviser shall, in all matters, give to the Company and its Board of Directors the benefit of its best judgment, effort, advice and recommendations and shall at all times conform to, and use its best efforts to enable the Company to conform to (i) the provisions of the 1940 Act and any rules or regulations thereunder, (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Articles of Incorporation and By-Laws of the Company as amended from time to time; (iv) the policies and determinations of the Board of Directors of the Company; (v) the fundamental policies and investment restrictions of the Company and Portfolios as reflected in the Company's registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Company's shareholders, and (vi) the Prospectus and Statement of Additional Information of the Company in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Directors and officers of the Company with respect to any matters dealing with the business and affairs of the Company including the valuation of any of each Portfolios' securities that are either not registered for public sale or not being traded on any securities market.
 2.  Investment Management Services

(a) Subject to the direction and control by the Company's Board of Directors, the Adviser shall, or shall cause an affiliate to: (i) regularly provide investment advice and recommendations to each Portfolio with respect to its investments, investment policies and the purchase and sale of securities; (ii) supervise continuously the investment program of each Portfolio and the composition and performance of its portfolio securities and determine what securities shall be purchased or sold by each Portfolio; and (iii) arrange, subject to the provisions of Section 4 hereof, for the purchase of securities and other investments for each Portfolio and the sale of securities and other investments held in each Portfolio.

(b) The Adviser shall provide, or shall cause an affiliate to provide, such economic and statistical data relating to each Portfolio and such information concerning important economic, political and other developments as the Adviser shall deem appropriate or as shall be requested by the Company's Board of Directors.

3.  Administrative Services

 In addition to the performance of investment advisory services, the Adviser shall perform, or shall cause an affiliate to perform, the following services in connection with the management of the Company:
(a)  assist in the supervision of all aspects of the Company's operation, including the coordination of all matters relating to the functions of the custodian, transfer agent or other shareholder servicing agents (if any), accountants, attorneys and other parties performing services or operational functions for the Company;

(b)  provide the Company with the services of persons, who may be the Adviser's officers or employees, competent to serve as officers of the Company and to perform such administrative and clerical functions as are necessary in order to provide effective administration for the Company, including the preparation and maintenance of required reports, books and records of the Company; and

(c) provide the Company with adequate office space and related services necessary for its operations as contemplated in this Agreement.

(d) provide such other services as the parties hereto may agree upon from time to time.

 4.  Sub-Advisers and Sub-Contractors

 The Adviser, upon approval of the Board of Directors, may engage one or more investment advisers that are registered as such under the Investment Advisers Act of 1940, as amended, to act as sub-adviser with respect to existing and future Portfolios of the Company.  Such sub-adviser or sub-advisers shall assume such responsibilities and obligations of the Adviser pursuant to this Investment Management Agreement as shall be delegated to the sub?adviser or sub-advisers, and the Adviser will supervise and oversee the activities of any such sub-adviser or sub-advisers.  In addition, the Adviser may subcontract for any of the administrative services set forth in Section 3 above.

 5. Brokerage Transactions

 When placing orders for the purchase or sale of a Portfolio's securities, the Adviser or any sub-adviser appointed by the Adviser shall use its best efforts to obtain the best net security price available for a Portfolio. Subject to and in accordance with any directions that the Board of Directors may issue from time to time the Adviser or the sub-adviser, if applicable, may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser or the sub-adviser, if applicable, determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's or the sub-adviser's overall responsibilities with respect to a Portfolio and other advisory clients.  The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.  The Adviser or the sub-adviser will promptly communicate to the Board of Directors such information relating to portfolio transactions as the Board may reasonably request.

 6. Expenses

 Expenses to be paid by the Company, include, but are not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) premiums for fidelity and other insurance coverage requisite to the Company's operations; (iv) the fees and expenses of its non-interested directors; (v) legal, audit and fund accounting expenses; (vi) custodian and transfer agent fees and expenses; (vii) expenses incident to the redemption of its shares; (viii) fees and expenses related to the registration under federal and state securities laws of shares of the Company for public sale; (ix) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of the Company; (x) all other expenses incidental to holding meetings of the Company's shareholders; and (xi) such extraordinary non-recurring expenses as may arise, including litigation affecting the Company and any obligation which the Company may have to indemnify its officers and Directors with respect thereto.  Any officer or employee of the Adviser or of any entity controlling, controlled by or under common control with the Adviser, who may also serve as officers, directors or employees of the Company shall not receive any compensation from the Company for their services.

 7. Compensation of the Adviser

 As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, as set forth in Schedule B to this Agreement, as it may be amended from time to time:

 The Adviser, or an affiliate of the Adviser, may agree to subsidize any of the Portfolios to any level that the Adviser, or any such affiliate, may specify. Any such undertaking may be modified or discontinued at any time except to the extent the Adviser explicitly agrees to maintain such undertaking for a specified period.

 If it is necessary to calculate the fee for a period of time that is less than a month, then the fee shall be (i) calculated at the annual rates provided in Schedule B but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of the Portfolio's daily net asset value for the period in question, and (iii) paid within a reasonable time after the close of such period.

 8.  Liability of the Adviser

(a) The Adviser shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security, or with respect to the administration of the Company, as long as the Adviser shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect the Adviser against any liability to the Company or its shareholders by reason of its willful misfeasance, bad faith or gross negligence (or, alternatively, in respect of any Portfolio for which the sub-adviser at the time of such loss is Hartford Investment Management Company, its negligence) in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b) The rights of exculpation and indemnification are not to be construed so as to provide for exculpation or indemnification provided under 8(a) of any person for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation or indemnification would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

 9. Duration of Agreement

(a) This Agreement shall be effective on November 1, 2009.  This Agreement, unless sooner terminated in accordance with 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of each Portfolio, and (2) in either event, by the vote of a majority of the members of the Company's Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

(b)  This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of a majority of the members of the Board of Directors of the Company or by a vote of a majority of the Portfolio's outstanding voting securities, on sixty days' prior written notice to the Adviser; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by the Adviser on sixty days' prior written notice to the Portfolio, but such termination will not be effective until the Portfolio shall have contracted with one or more persons to serve as a successor investment adviser for the Portfolio and such person(s) shall have assumed such position.

(c)  As used in this Agreement, the terms "assignment", "interested person" and "vote of majority of the Company's outstanding voting securities" shall have the meanings set forth for such terms in the 1940 Act, as amended.

(d)  Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party to this Agreement to whom such notice is to be given at such party's current address.

 10. Other Activities

Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other corporation, firm individual or association.
 11. Additional Series

 The amendment of Schedule A to this Agreement for the sole purpose of adding one or more Portfolios shall not be deemed an amendment of this Agreement or an amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio.

 12. Invalid Provisions

 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

 13. Governing Law

 To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of Connecticut, which apply to contracts made and to be performed in the State of Connecticut.

Amendments

            No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement will be effective until approved in a manner consistent with the 1940 Act and rules and regulations under the 1940 Act and any applicable Securities and Exchange Commission exemptive order from such rules and regulations.  Any such instrument signed by a Portfolio must be (a) approved by the vote of a majority of the Directors who are not parties to this Agreement or "interested persons" of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Directors of the Company, or by the vote of a majority of the outstanding voting securities of the Portfolio.  The amendment of Schedule A and/or Schedule B to this Agreement for the sole purpose of (i) adding or deleting one or more Portfolios or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement.

Entire Agreement

             This Agreement, including the schedules hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes any prior agreement between the parties on this subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of  the 1st day of November, 2009.

HL Investment Advisors, LLC

/s/Robert Arena
By:  Robert Arena
Title:  President

Hartford HLS Series Fund II, Inc.
on behalf of each of its series listed on Attachment A

/s/Robert Arena
By:  Robert Arena
Title:  PresidentSchedule A

List of Portfolios

HARTFORD HLS SERIES FUND II, INC.
on behalf of:
 Hartford Growth Opportunities HLS Fund
 Hartford MidCap Growth HLS Fund
 Hartford SmallCap Growth HLS Fund
 Hartford SmallCap Value HLS Fund
 Hartford U.S. Government Securities HLS Fund
 Hartford Value Opportunities HLS Fund

Schedule B

Fees

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

Growth Opportunities HLS Fund and Value Opportunities HLS Fund

Average Daily Net Assets
 Annual Rate
First $100 million 0.7000%
Next $4.9 billion 0.6000%
Next $5 billion 0.5975%
Amount Over $10 billion 0.5950%

MidCap Growth HLS Fund

Average Daily Net Assets
 Annual Rate
First $500 million 0.8000%
Next $500 million 0.7500%
Next $4 billion 0.7000%
Next $5 billion 0.6800%
Amount Over $10 billion 0.6700%

SmallCap Growth HLS Fund

Average Daily Net Assets
 Annual Rate
First $100 million 0.7000%
Next $4.9 billion 0.6000%
Next $5 billion 0.5800%
Amount Over $10 billion 0.5700%

SmallCap Value HLS Fund

Average Daily Net Assets
 Annual Rate
First $50 million 0.9000%
Next $4.95 billion 0.8500%
Next $5 billion 0.8475%
Amount Over $10 billion 0.8450%

U.S. Government Securities HLS Fund

Average Daily Net Assets
 Annual Rate
First $5 billion 0.4500%
Next $5 billion 0.4300%
Amount Over $10 billion 0.4200%